Exhibit 99.1

Press Release

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TIDEWATER INC. ● Pan-American Life Center ● 601 Poydras Street, Suite 1500 ● New Orleans, LA 70130 ● Telephone (504) 568-1010 ● Fax (888) 909-0946

Tidewater Announces Intent to List Series A and Series B Warrants on NYSE

NEW ORLEANS, September 29, 2017 - Tidewater Inc. (NYSE: TDW) (“Tidewater” or the "Company") announced today that the Company has notified the New York Stock Exchange (the “NYSE”) of its intent to list its Series A Warrants and Series B Warrants with CUSIP numbers 88642R 117 and 88642R 125, respectively, on the NYSE. The Series A Warrants will have the ticker symbol “TDW WS.A” and the Series B Warrants will have the ticker symbol “TDW WS.B”. Trading is expected to commence on October 5, 2017, subject to compliance at that time with applicable NYSE listing standards.

As previously disclosed, the Series A Warrants and Series B Warrants were issued to holders of Tidewater’s pre-emergence common stock upon the Company’s emergence from chapter 11 reorganization in accordance with the Company’s Second Amended Joint Prepackaged Chapter 11 Plan of Reorganization.

The Series A Warrants have an exercise price of $57.06 per share, subject to adjustment as provided in the terms of the Series A Warrant, and the Series B Warrants have an exercise price of $62.28 per share, subject to adjustment as provided in the terms of the Series B Warrant. Additional information on the terms of the Series A Warrants and Series B Warrants can be found in the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on August 1, 2017.

Tidewater is the leading provider of Offshore Service Vessels (OSVs) to the global energy industry.

CONTACT:  Tidewater Inc.

Quinn P. Fanning, Executive Vice President and Chief Financial Officer

713-470-5300

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.